Exhibit 10.20
BONUS AGREEMENT
THIS AGREEMENT is made on May 17, 2005
BETWEEN:
(1)	BANK MACHINE LIMITED (registered number 03610221) whose registered office is at 1 Park Row, Leeds, LS1 5AB (the Company); and

(2)	RON DELNEVO of 119 Pollards Hill South, London, SW16 4LS (the Executive).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:
Agreement means this Bonus Agreement.
Benchmark EBITDA means £5,134,000.
Bonus means 5% of the sum of the Determined Amounts for each of the four financial years of the Company ending December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008 (each of the foregoing being referred to herein as a “Subject Financial Year”); provided, in no event shall the Bonus be less than zero.
Deductions means any withholdings required by law to be deducted including in respect of the Executive’s PAYE and National Insurance contributions.
Determined Amount for each of the Subject Financial Years shall be the difference, which may be a negative number, between (a) the excess of (i) the EBITDA for such Subject Financial Year over (ii) the Benchmark EBITDA and (b) the Investment Charge.
EBITDA means earnings of the Company and its subsidiaries and all other operations affiliated with the Company that are under the supervision of Ron Delnevo before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles consistently applied and in a manner consistent with the manner in which the Benchmark EBITDA has been calculated by Bank Machine Limited for the financial year ended December 31, 2004. At the Company’s request, the accounting principles for determining EBITDA may be changed to be consistent with the accounting principles utilized by the Company’s ultimate parent company; provided, Executive and the Company must mutually agree (and each will act reasonably and in good faith in reaching agreement) on the effect such changed accounting principles will have on the Benchmark EBITDA , and the Benchmark EBITDA shall be modified to take into account the effect of such changed accounting principles.
Investment Charge means the amount that would accrue on the cumulative amount of all capital of any nature (debt, equity or mixed) contributed to, advanced to or otherwise obtained by the Company or its subsidiaries or any other entities the earnings of which are included in the definition of EBITDA (whether from affiliates of the Company or third-parties) from the date hereof through the last day of such Subject Financial Year at the per annum rate of 15%, taking into account (i) the date on which each installment of capital is contributed to, advanced to or otherwise obtained by any of the foregoing companies and (ii) the date on which any repayment of capital is made by payment of principal or return of equity. For purposes of clauses (i) and (ii) preceding, each capital contribution, advance or other investment and each repayment of capital shall be deemed to have been made on the first day of the calendar month in which such contribution, advance, investment or repayment is actually made.
Payment Date means the date which falls 30 calendar days after the publication of the audited accounts of the Company for the financial year ending 31 December, 2008.
Service Agreement means the amended and restated service agreement of even date to this agreement between the Company and the Executive.
1.2	The headings in this Agreement do not affect its interpretation.

2.	PAYMENT OF BONUS
Subject to the terms of this Agreement, the Company agrees to pay the Executive the Bonus less Deductions on the Payment Date.
3.	OPERATION WITH SERVICE AGREEMENT

3.1	The Executive and the Company hereby agree that this Agreement, together with the Service Agreement, shall supersede and replace any previous or existing bonus arrangements or agreements relating to the Executive including the Executive Directors Bonus Plan.

3.2	Other than as set out under this Agreement and the Service Agreement, the Executive hereby agrees to waive all other entitlements to any lump sum bonus for the year 2005 under any bonus agreement or arrangement including the Executive Directors Bonus Plan.

4.	DETERMINATION OF BONUS

4.1	The Bonus, if payable, is intended to reward the Executive for building the UK/European operations of the business of the Company and to reward the Executive’s continued endeavours. Consequently, the Bonus, if payable, shall be based on the improvement of the EBITDA over time.

4.2	The Bonus will be calculated before the Payment Date.

4.3	Schedule 1 sets out a worked example of the operation of the above paragraph.

5.	ELIGIBILITY FOR BONUS

5.1	Subject to clause 5.3, the Bonus will only be paid to the Executive if Executive has been continuously employed by the Company from the date hereof through December 31, 2008. Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company other than a valid termination under clause 11.3 of the Service Agreement within the 120-day period before December 31, 2008, the Executive will be deemed to have been continuously employed by the Company through December 31, 2008 for purposes of this Agreement.

5.2	Save as provided for in subclause 5.1 above, in the event that the Executive’s employment terminates at any time before December 31, 2008, the Executive hereby agrees that his entitlement to the Bonus shall lapse.

5.3	The Company shall be entitled to withhold Deductions from the amount of the Bonus otherwise payable to the Executive on the Payment Date.

6.	GOVERNING LAW AND JURISDICTION

6.1	This Agreement is governed by English law.

6.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the parties submit to the exclusive jurisdiction of the English courts.
This Agreement is signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

Signed by and on behalf of BANK MACHINE LIMITED

............................................................................

Signed by RON DELNEVO

............................................................................

SCHEDULE 1

POUNDS (£000)

								EBITDA
	Current	Base		Incremental	Total	Capital		Increase	Bonus
	Year	year		investment	incremental	charge	Capital	less capital	accrual	Bonus
Year	EBITDA	EBITDA	Increase	this year	investment	rate	Charge	charge	percentage	accrued
2005	5,648.0	5,134.0	514.0			15%		514.0	5%	26

2006	7,718.0	5,134.0	2,584.0			15%		2,584.0	5%	129

2007	9,132.0	5,134.0	3,998.0	500.0	500.0	15%	75.0	3,923.0	5%	196

2008	10,546.0	5,134.0	5,412.0		500.0	15%	75.0	5,337.0	5%	267

						Total bonus to be paid early 2009				618

4